[ICON] UBS Wealth Management

SIGNATURE REQUIRED
ONLY COMPLETE THIS CERTIFICATE IF YOU HAVE RECEIVED A UBS M2 FUND, L.L.C. PROSPECTUS AND IF YOU WISH TO INVEST IN THE FUND. IF YOU DO NOT WISH TO INVEST IN THE FUND, ANY FUNDS HELD IN ESCROW WILL BE RETURNED. Please promptly return completed, executed Investor Certification to the Alternative Investment Group via Fax: (212) 969-7673 or (212) 969-7721 OR Mail: UBS Financial Services Inc., Alternative Investment Group, 1285 Ave. of the Americas - 37th Floor, New York, NY 10019. Generally, this Investor Certification must be received by the 24th of the month in order to invest in the Fund's next monthly closing.

UBS M2 FUND, L.L.C. – INFONET INVESTOR CERTIFICATE

This Certificate is given to you with respect to a potential investment in UBS M2 Fund, L.L.C. (the "Fund").

I hereby certify that I am: (A) a natural person, who has individually or together with my spouse a net worth* in excess of $1.5 million (the "Requirement"); (B) an irrevocable trust that meets the Requirement; (C) a revocable trust and each grantor of the trust meets the Requirement; (D) an employee benefit plan (a "Plan") that meets the Requirement; (E) a participant-directed Plan and the person making the investment meets the Requirement; (F) a corporation, partnership, limited liability company or other entity that meets the Requirement that is not (i) a registered investment company, (ii) an entity excluded by definition of Investment Company under Section 3(a) of the Investment Company Act of 1940 based on Section 3(c)(1) because it is a non-publicly offered entity whose securities are beneficially owned by not more than 100 persons, or (iii) a business development company; or (G) an entity listed in clause F(i), (ii) or (iii) above, not formed for the specific purpose of investing in the Fund and each equity owner meets the Requirement. I am not a charitable remainder trust.

I understand that it may be a violation of law for me to provide this Certificate if I know it is not true. I read the Fund's prospectus (the "Prospectus"), including the investor qualification and investor suitability provisions therein. I understand that an investment involves a considerable amount of risk and that some or all of the investment may be lost. I acknowledge that in making a decision to invest in the Fund, I have relied solely upon the Prospectus, the Fund's Limited Liability Company Agreement (the "Agreement") and my independent investigations. My investment is consistent with my investment purposes, objectives and cash flow requirements and will not adversely affect my overall need for diversification and liquidity. I have evaluated the risks of investing, understand there are substantial risks of loss, and have determined that an investment is suitable for me. I understand that there is very limited liquidity associated with an investment and I have carefully read and understand the "Redemptions, Repurchases of Interests and Transfers" section in the Prospectus. I understand I may not be able to withdraw from the Fund as I want or have a need to.

I am NOT (A) a non-resident alien or (B) a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code of 1986, as amended, including income tax regulations (the "Code")) for purposes of U.S. Federal income taxation. I agree to notify the Fund within 60 days of the date that I become a foreign person or entity. I further certify that my name, U.S. tax identification number, home address (in the case of an individual) and business address (in the case of an entity), as they appear in your records, are true and correct. I understand that these certifications, which are made under penalty of perjury, may be disclosed to the Internal Revenue Service and that any false statement contained in this paragraph could be punished by fine and/or imprisonment.

If I am a Plan, an IRA or another benefit plan investor (a "Benefit Plan"), I have consulted counsel as necessary concerning the propriety of making an investment in the Fund and its appropriateness under ERISA and the Code, and the fiduciary executing this Certificate on behalf of the Benefit Plan (the "Fiduciary"), which for an IRA, is the individual that established the IRA, represents and warrants that: A) the Fiduciary has considered and determined the following and an investment is consistent with the Fiduciary's responsibilities under ERISA: i) the Fiduciary's investment standards under the ERISA in the context of the Benefit Plan's particular circumstances; ii) the permissibility of an investment under the documents governing the Benefit Plan and the Fiduciary; and iii) the risks associated with an investment and the fact that the Undersigned will be unable to redeem the investment except as set forth in the Prospectus; B) the Fiduciary: i) is solely responsible for the decision to invest; ii) is independent of the Fund, UBS Financial Services Inc., the Directors, or any of their affiliates, (collectively, the "Affiliates"); iii) is qualified to make such investment decision; and iv) in making such decision, has not relied as the primary basis for its decision to invest in the Fund on any advice or recommendation of the Affiliates; and C) if UBS Trust Company is the corporate trustee of the Benefit Plan, the Fiduciary has directed UBS Trust Company to execute this Certificate and the Fiduciary agrees that all of the representations and covenants made hereunder apply solely to the Fiduciary and the Benefit Plan and not to UBS Trust Company.

I understand the Affiliates are relying on the Certificate and agreements herein in determining my qualification and suitability as an investor in the Fund. I understand an investment in the Fund is not appropriate for, and may not be acquired by, any person who cannot make this certification, and indemnify you and hold harmless from any liability that you may incur as a result of this Certificate being untrue in any respect.

By signing below, I execute, as a Member, and agree to be bound by the terms of the Agreement, including the pre-dispute arbitration clause in Section 8.6 on pages A-28-A-29 of the Agreement and its Power of Attorney provisions, a form set forth in Appendix A to the Prospectus dated April 9, 2004. I have read the Agreement and, to the extent I believe it necessary, have consulted with my tax and legal advisors and understand its terms.

UBS Account Number: __/_____/__     Signature Required    Investor Signature:  __________________   Date: _____________

SSN/TAX ID Number:  __/_____/__                           Print Investor Name: ________________________________________

                                          _____    Please check this box if this is an additional investment in the Fund.
For Financial Advisors Only: By signing below, the undersigned FA acknowledges that the undersigned knows directly of his or her own knowledge that a prospectus has been previously delivered to the investor.

FA Signature: ___________________________    Date: _______________     FA Tel #: _____________    Division: _____________
FA Name: ______________________________

* Used herein, "net worth" is the excess of total assets at fair market value, including home, over total liabilities. When determining "net worth," the principal residence owned by an individual shall be valued at (A) cost, including the cost of improvements, net of current encumbrances upon the property, or (B) the appraised value of the property determined by an institutional lender, net of current encumbrances upon the property.